Exhibit 10.1

SEVERANCE AND GENERAL RELEASE AGREEMENT

This Severance and General Release Agreement (“Agreement”) is entered into by and between Andrew Gesek (“Employee”), on the one hand, and Petros Pharmaceuticals, Inc., its affiliates, subsidiaries, and successor entities (“Company”), on the other hand (jointly, the “Parties”).

WHEREAS, Employee was employed by Company as an at-will employee;

WHEREAS, Employee and Company entered that certain Employment Agreement dated December 10, 2018 (the “Employment Agreement”);

WHEREAS, Employee and Company entered into that certain Confidentiality and Inventions Assignment Agreement dated January 27, 2020 (the “Prior Agreement”);

WHEREAS, Employee’s employment terminated effective February 28, 2022 (“Termination Date”);

WHEREAS, Company wishes to offer, and Employee wishes to accept, severance benefits on the terms outlined herein;

NOW THEREFORE, in consideration of mutual covenants contained herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	Effective Date. This Agreement shall not become effective until Employee has executed the Agreement, Company has received the Agreement signed by Employee, and any applicable revocation period referenced herein has expired without exercise. The day immediately after the expiration without exercise of the applicable revocation period shall be the “Effective Date”.

2.	Payment. Provided that Company has received this Agreement signed by Employee, any applicable revocation period referenced herein has expired without exercise; and Employee has returned all Company property:

2.1	Company shall pay Employee the gross amount of $75,000.00 (the “Payment”) which represents three (3) months (the “Payment Period”) of Employee’s base salary as of the Termination Date (“the Payment”), less applicable taxes and withholdings. Employee acknowledges and agrees that Company has fulfilled all previous payment obligations due under the Employment Agreement and that the Payment under this Agreement represents the entirety of Company obligations for compensation to Employee after the Termination Date and Employee agrees that the Payment is being made in lieu of any other Company compensation obligations to Employee under the Employment Agreement. The Payment shall be paid in pro rata amounts over the Payment Period in accordance with the Company’s payroll schedule in effect at the time. The first payment shall be made as soon as administratively possible following the later of the Effective Date and the Termination Date.

2.2	Provided that Employee timely elects and pays in full for the cost of Employee’s premiums for benefits continuation under the Consolidated Omnibus Budget Reconciliation Act (“COBRA Premiums”), Company shall reimburse Employee for COBRA Premiums incurred by Employee for three (3) months following the Termination Date in an amount equal to the portion of Employee’s health insurance premiums for which Company was responsible as of the Termination Date (“Benefits Reimbursement”). Benefits Reimbursement shall be issued by Company to Employee as soon as administratively possible following Company’s receipt of notification that Employee has elected and paid for Employee’s COBRA Premiums. For the avoidance of doubt, to participate in benefits continuation under COBRA, Employee remains responsible to elect and directly pay the cost of any benefits under COBRA.

2.3	The Payment is considered taxable income and will be reported on a Form W-2 issued to Employee for the applicable year. The Benefits Reimbursement will be treated as taxable income and reportable if and as required by law.

2.4	In the event the Employee has breached or breaches any of Employee’s obligations under (i) this Agreement, (ii) the Prior Agreement, or (iii) any Restrictive Covenant as defined and contained herein, Employee’s eligibility for Payment shall cease immediately and, if Payment has already been made to Employee, Employee shall promptly refund Payment to Company; however, Employee’s release of claims and other obligations under this Agreement remain effective. In the event of any Employee breach, as identified under this Paragraph 2.4, Company shall provide notice to Employee of such breach, and if such breach (x) is uncurable by Employee, (y) remains uncured by Employee for more than thirty (30) days, or (z) is proven by Employee as not constituting a breach, to Company’s reasonable satisfaction in the sole and absolute discretion of Company, Company shall be entitled to exercise its rights under this Paragraph 2.4.

2.5	Employee acknowledges that Employee has received all earned wages, bonus, vacation/paid time-off, and any other compensation due to Employee as of the Termination Date and that the Payment exceeds any earned wages or anything else of value otherwise owed to Employee by the Company. For the avoidance of doubt, Employee’s accrued but unused Paid Time Off (PTO) will be paid to Employee with the March 15, 2022, payroll.

2.6	In the event Employee accepts this severance package and thereafter accepts another position as an employee with the Company, Employee agrees that severance payments under this Agreement will cease once Employee begins reemployment; however, Employee’s release of claims and other obligations under this Agreement remain effective.

3.	Restrictive Covenants. In exchange for the Payment consideration set forth in this Agreement, Employee represents and warrants to the following terms (any a “Restrictive Covenant”).

3.1	Non-Competition and Non-Solicitation. For a period of time equal to twenty-four (24) months following the Termination Date, Employee shall not (a) participate in any Competitive Activity, as defined herein, for any business competitive with Company in any location where Company sells its goods or services (any a “Competitor”), (b) solicit any Customer, as defined herein, for any Competitor directly by Employee or through or for the benefit of any third party (c) solicit or seek to induce any other employee or employees of Company to terminate their employment with Company or to engage in Competitive Activities. For the purposes of this Agreement, the term “Competitive Activities” includes, but is not limited to, for any Competitor (x) engaging as owner, partner, employee, contractor, or agent (except a 5% or smaller interest in a publicly held company), (y) soliciting any Customer to reduce or cease doing business with Company or, (z) encouraging or soliciting any employee of Company to leave its employ for the benefit of any Competitor. Employee further acknowledges that terms contained in this Paragraph 3.1 are reasonable and necessary to protect the legitimate business interests of Company and will not negatively impact the ability of Employee to earn a livelihood.

3.2	Non-Disparagement. Employee agrees that at no time will Employee, to any third party, (a) disparage, (b) defame, or (c) make untruthful comments about, either orally or in writing (including by or through any forms of social media), Company, its present and former employees, officers, members, agents, directors, predecessors, successors, assigns, and attorneys.

4.	General Release of Claims. Except for claims alleging breach of this Agreement and any claims that cannot be waived as a matter of law, in consideration of this Agreement and the other good and valuable consideration provided to Employee pursuant hereto, Employee, for Employee and on behalf of each and all of Employee’s respective legal predecessors, successors, assigns, fiduciaries, heirs, parents, spouses, companies and affiliates (all referred to as the “Employee Releasors”) hereby irrevocably and releases, and fully and forever discharges and absolves Company, its parents, subsidiaries and affiliates (“Companies”) and each of their respective partners, officers, directors, shareholders, agents, employees, heirs, divisions, attorneys, trustees, administrators, executors, representatives, predecessors, successors, assigns, related organizations, and related employee benefit plans (collectively, the “Company Releasees”), of, from and for any and all claims, rights causes of action, demands, damages, rights, remedies, and liabilities of whatsoever kind of character, in law or equity, known or unknown, suspected or unsuspected, past or present, that the Employee Releasors have ever had, may now have, or may later assert against the Company Releasees whether or not arising out of or related to Employee’s employment with Company or the termination of Employee’s employment with Company (hereinafter referred to as “Employees Released Claims”), from the beginning of time up to and including the date Employee executes this Agreement, including without limitation, any claims, debts, obligations, and causes of action of any kind arising under any (i) contract, (ii) common law (including but not limited to any tort claims) or (iii) federal, state, or local statutory law including, without limitation, any law which prohibits discrimination or harassment on the basis of sex, race, national origin, veteran status age, immigration or marital status, sexual orientation, disability, or on any other basis, including without limitation, those arising under Title VII of Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Older Worker’s Benefit Protection Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act, and/or any state or local law; provided however, the Employee’s release does not waive, release or otherwise discharge any claim or cause of action that cannot legally be waived, including, but not limited to, any claim for unpaid wages, workers compensation benefits, or unemployment benefits.

4.1	Employee represents and warrants that Employee has brought no complaint, claim, charge, action, or proceeding against any of the Company Releasees in any jurisdiction or forum.

4.2	Nothing herein shall prevent Employee from communicating any concern to or filing or cooperating in any charge filed with a government agency; however, Employee acknowledges and agrees that Employee is waiving the right to any monetary recovery should any agency (such as the Equal Employment Opportunity Commission or any similar state or local agency) pursue any claim for Employee’s benefit, to the maximum extent permitted by applicable law. Further, nothing herein shall prevent Employee from challenging the validity or the release of Employee’s claims, if any, under the Age Discrimination in Employment Act. Still further, nothing in this Agreement prohibits or prevents Employee from testifying in any administrative, legislative, or judicial proceeding concerning alleged criminal conduct or sexual harassment on the part of the Company or any agents or employees or the Company, when Employee has been required or requested to attend the proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the Legislature.

4.3	Except with respect to a breach of obligations arising out of this Agreement, if any, and to the fullest extent permitted by law, execution of this Agreement by the parties operates as a complete bar and defense against any and all of Employees’ Released Claims.

5.	Waiver of Unknown Claims. Employee waives any and all rights that Employee may have under any state or local statute, executive order, regulation, common law and/or public policy relating to unknown claims.

6.	No Admissions. By signing this Agreement, the Company does not admit to any wrongdoing or legal violation by the Company or the Company Releasees.

7.	Return of Information and Property. No later than the Termination Date, Employee will return to the Company, all Company property, equipment, confidential information, records, electronically stored data and other materials relating to or issued to Employee in connection with Employee’s employment, including tools, documents, papers, computer software, passwords, and other identification materials, ID cards, keys, credit cards, computers, cell phones, and/or instruction manuals. This obligation applies to all materials relating to the affairs of the Company or any of its customer, clients, vendors, employees, or agents that may be in Employee’s possession or control.

8.	Additional Terms.

8.1	Reaffirmation of Prior Obligations. Employee reaffirms Employee’s obligations under Articles IV and V of the Employment Agreement, which articles survive the expiration of the Employment Agreement pursuant to Paragraph 6.2 of the Employment Agreement. Further, to the extent, any conflict exists between the Employment Agreement and this Agreement, Employee agrees to be bound by the restriction which is most protective of the Company’s interests.

8.2	Non-Disclosure of Company Confidential Information and Trade Secrets. In addition to the terms agreed to by Employee in the Prior Agreement, subject to applicable law, Employee agrees that Employee will not at any time directly or indirectly use, disclose, or disseminate to any other person, organization or entity or otherwise employ any Company Confidential Information or Trade Secrets (as defined below). Employee further agrees that Employee shall hold in the strictest confidence all confidential information obtained by the Company from third parties subject to a duty on the Company’s part to maintain its confidentiality, and Employee agrees not to disclose such information to any person or entity or otherwise use it in any way.

8.2.1	Employee acknowledges and agrees that (a) Employee is encouraged to report any instance in which Employee believes that the Trade Secrets or Confidential Information may have been misappropriated in violation of a state or federal law; and (b) Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of such information that: is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

8.3	For purposes this Agreement, the following definitions apply:

“Confidential” Information” means (a) any data, documentation or other media or tangible items that contain or embody Trade Secrets and not generally known to the public, and (b) any other information concerning the Company’s business, operations, purchases and sales, personnel, clients, customers, finances, marketing or other plans not generally known to the public, whether such documents have been prepared by Employee or by others, or that is received in confidence by or for the Company from any other person.

“Customer” means any customer of the Company with whom Employee had material contact as an employee of the Company within twenty-four (24) months of the termination of Employee’s employment; any customer of the Company that became a former customer of the Company within six (6) months of the termination of Employee’s employment with the Company; and any prospective customer of the Company whose confidential status as a prospective customer became known to Employee during the last twenty-four (24) months of Employee’s employment with the Company.

“Trade Secrets” means any information that was developed, created, or discovered by or on behalf of the Company, or that became known by, or was conveyed to the Company, that has economic value in the Company’s business by virtue of being unknown to others. “Trade Secrets” includes, without limitation, information (whether conveyed orally or in writing) about designs, technology, ideas, know-how, data, inventions (whether patentable or not), business, and product development plans, and other information concerning the Company’s actual or anticipated business, research or development, or that was received in confidence by or for the Company from any other person.

8.4	Confidentiality of this Agreement. Subject to applicable law, Employee agrees the terms and conditions of this Agreement shall be confidential and shall not be disclosed except (i) as required by subpoena or otherwise by law; (ii) to an accountant or tax preparer for the purposes of preparing tax returns only; or (iii) to Employee’s attorney. Employee further agrees to take all reasonable steps necessary to ensure that confidentiality is maintained by any of the individuals referenced above to whom disclosure is authorized and agrees to accept responsibility for any disclosure by such individuals to third parties.

8.5	Non-Disparagement. In consideration of each party’s obligations hereunder, neither Company nor Employee shall make any statement defamatory or maliciously disparaging about the other party.

8.6	Employee’s Rights. Employee’s obligations of confidentiality and non-disparagement under this Agreement are subject to Employee’s rights under Paragraph 3.2 of this Agreement.

9.	Remedy for Breach.

9.1	Employee acknowledges that Employee’s breach of the obligations contained in this Agreement would cause the Company irreparable harm that could not be reasonably or adequately compensated in damages in an action at law. If Employee breaches or threatens to breach any of the provisions contained in this Agreement, the Company shall be entitled to an injunction without bond, restraining Employee from committing such breach, the Company’s right to exercise its option to obtain an injunction shall not limit its right to any other remedies for breach of any provision of this Agreement.

9.2	The existence of any claim or cause of action by Employee against the Company shall not constitute and shall not be asserted as a defense to the enforcement by the Company of this Agreement. Employee further agrees that Employee’s obligation under this Agreement shall be absolute and unconditional.

9.3	The foregoing shall in no way limit the Company’s rights under Paragraph 2.4 of this Agreement.

10.	Employee representations. Employee represents and agrees that Employee (1) has suffered no specific injuries while employed by the Company that Employee did not report to the Company; (2) fully understands all terms of this Agreement and is signing it voluntarily and with full knowledge of it significance; and (3) is not relying and has not relied upon any representation or statement made by the Company or its agents, representatives or attorneys, with regard to the subject matter, basis or effect of this Agreement or otherwise, other than as specifically stated in this Agreement.

11.	Notice. Any notice or other Communication to the Company under this Agreement shall be in writing and shall be considered given by using the email address lshann@metuchenpharma.com.

12.	No Modification. No modification to any term or provision contained in this Agreement shall be binding upon any party unless made in writing and signed by both parties.

13.	Severability. If any provision of this Agreement is held to be unenforceable for any reason, all the remaining parts of the Agreement shall remain in full force and effect. Notwithstanding the preceding sentence, the parties expressly agree that (a) the releases and related provisions embodied in Paragraphs 3-4 are the essence of this Agreement, and (b) should any of these paragraphs be deemed invalid or unenforceable, this Agreement shall be null and void.

14.	No Assignment. Each Party represents it has not assigned any portion of the claims released under this Agreement to any third party.

15.	Choice of Law. This Agreement shall be governed by the law of the state of New Jersey without giving effect to any choice or conflict of law provision or rule (whether of the State of New Jersey or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of New Jersey. Any legal suit, action, or proceeding arising out of or related to this Agreement or the matters contemplated hereunder shall be instituted exclusively in the court of jurisdiction in the State of New Jersey, and the Parties irrevocably submit to the exclusive jurisdiction of such court in any such suit, action, or proceeding and waives any objection based on improper venue or forum non conveniens.

16.	Integration. With the exception of (a) any surviving terms of the Employment Agreement, and (a) the Prior Agreement, which are incorporated herein by reference, the Agreement contains the entire Agreement between the Parties and supersedes any and all prior agreements, arrangements, negotiations, discussions or understandings between or among any of the Parties relating to the subject matter hereof; and no oral understanding, statements, representation, promises, or inducements contrary to the terms of these agreements exist.

17.	Successors and Assigns. This Agreement shall bind and shall inure to the benefit of the successors and assigns of each party. With respect to Employee, this Agreement shall also bind and inure to the benefit of Employee’s heirs and assigns.

18.	ADEA Provisions and Notification. In compliance with the requirements of the Age Discrimination in Employment Act (ADEA), as amended by the Older Workers' Benefit Protection Act of 1990 (OWBPA), Employee acknowledges by Employee’s signature below that, with respect to the rights and claims waived and released herein under the ADEA, Employee has read and understands this Agreement and specifically understands the following;

18.1	That Employee is advised to consult with an attorney before signing this Agreement;

18.2	That Employee is releasing the Company Releasees from, among other things, any claims which Employee might have against any of them pursuant to the ADEA as amended;

18.3	That the releases contained in this Agreement do not cover the rights or claims that may arise after the date on which Employee executed this Agreement;

18.4	That Employee has been given a period of up to twenty-one (21) days in which to consider this Agreement;

18.5	That the Parties agree that any changes, whether material or immaterial, do not restart the running of the 21-day consideration period; and

18.6	That Employee may revoke this Agreement during the seven (7) day period following the date of Employee’s execution of this Agreement by giving written notice of said revocation to the Chief Employee Experience Officer, and that this Agreement will not become binding and effective until seven (7) day revocation period has expired.

19.	Code Section 409A Compliance. The payments provided for under this Agreement are intended either to be (i) exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) paid within the time period permitted in order to satisfy the “short-term deferral’ exception under Section 409A of the Code and Treasury Regulation Section 1.409A-1(b)(4) or (iii) be provided in a manner that otherwise complies with Section 409A of the Code; and any ambiguity herein shall be interpreted so as to be consistent with the intent of this paragraph.

20.	Deadline for Execution. Employee acknowledges that, if Employee wants to accept this Agreement, Employee has up to twenty-one (21) days from the date on which Employee received the Agreement to review and return the executed Agreement to Company by using the email address lshann@metuchenpharma.com; provided that, if Employee’s Termination Date is after the 21-day period, Employee should not sign the Agreement prior to Employee’s Termination Date.

THE PARTIES HAVE INDICATED THEIR ACCEPTANCE OF THE TERMS OF THIS AGREEMENT BY THEIR SIGNATURES BELOW ON THE DATES INDICATED.

Dated	3/1/22	/s/ Andrew Gesek
Employee

Dated	3/1/22	/s/ Fady Boctor
Petros Pharmaceuticals, Inc.

Name:	Fady Boctor

Title:	President, Chief Commercial Officer